PROSPECTUS and				PRICING SUPPLEMENT NO. 15
PROSPECTUS SUPPLEMENT, each		effective at 1:15 pm ET
Dated July 13, 1995			Dated October 18, 1995
CUSIP: 24422EGE3				Commission File No.: 33-60383
						Filed pursuant to Rule 424(b)(3)


                        U.S. $838,850,000
                  JOHN DEERE CAPITAL CORPORATION

                     MEDIUM-TERM NOTES, SERIES C
            due from 9 Months to 30 Years from Date of Issue
                       (Floating Rate Notes)

Original Issue Date:				23 October 1995

Maturity Date:					23 October 1997

Issue Price:					100%

Issue Size:						$30,000,000

Proceeds:						$29,925,000

Interest Rate Basis:				Federal Funds Rate
Spread:						Plus 17 basis points (0.17%)

Initial Interest Determination Date		20 October 1995
Day Count Convention:				Actual/360

Interest Reset Dates:			      Each Business Day to, but
						      excluding the date of Maturity


Interest:

	Interest on the Notes will be payable on the twenty third day of January, April, July, and October (each an "Interest Payment Date"), commencing January 23, 1996. Interest payable on each Interest Payment
Date will include interest accrued from and including October 23, 1995 or from and including the most recent Interest Payment Date to which interest has been paid, as the case may be, to but excluding such Interest Payment Date or the date of Maturity as the case may be. Interest payable on any Interest Payment Date will be payable to the registered holders at the close of business on the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date. The "Interest Determination
Date" pertaining to an Interest Reset Date will be the Business Day preceding such Interest Reset Date.


Lehman Brothers Inc.
h:\word\data\jdccflg.doc